                                                                    EXHIBIT 99.1

NATURAL RESOURCE PARTNERS L.P.                                        [NRP LOGO]
601 JEFFERSON ST., SUITE 3600, HOUSTON, TX 77002

NEWS RELEASE

================================================================================

                         NATURAL RESOURCE PARTNERS L.P.
                               ACQUIRES ADDITIONAL
                             KENTUCKY COAL RESERVES

HOUSTON, NOVEMBER 25, 2003 - NATURAL RESOURCE PARTNERS L.P. (NYSE: NRP) today announced an acquisition of Kentucky coal reserves and related interests for a purchase price of $18.8 million. The acquisition includes approximately 23 million tons of coal reserves, an additional royalty interest in approximately 5 million tons of coal reserves on contiguous property, and a wheelage fee on 10 million tons of coal. The acquisition will be funded through the partnership's credit facility.

These coal reserves are located in Perry, Letcher and Knott counties in Kentucky. As a result of the acquisition, NRP anticipates an incremental increase in coal royalty revenues of approximately $2.5 million to $2.7 million in the first year, increasing in the second year to approximately $3.3 million to $3.7 million.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States:
Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership's website at http://www.nrplp.com.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements include the anticipated revenues and the coal reserves associated with the transaction. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners' Securities and Exchange Commission filings.


                                      -end-